Exhibit 107

Calculation of Filing Fee Table

SC TO-I/A

(Form Type)

Cannae Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$221,984,793.00(1)	$147.60 per $1,000,000.00	$32,765.00(2)

Fees Previously Paid	$200,000,000.00	$147.60 per $1,000,000.00	$29,520.00(3)

Total Transaction Valuation	$221,984,793.00(1)

Total Fees Due for Filing			$32,765.00(2)

Total Fees Previously Paid			$29,520.00(3)

Total Fee Offsets			—

Net Fee Due			$3,245.00

1.

Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s offer to purchase up to $221,984,793.00 in value of shares of common stock, par value $0.0001 per share.

2.	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $147.60 per million dollars of the transaction valuation.
3.	An aggregate fee of $29,520.00 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on March 1, 2024 by Cannae Holdings, Inc. (File No. 005-90276).